Morgan Stanley Municipal Premium Income Trust
Item 77(o) 10f-3 Transactions
July 1, 2001 - December 31, 2001


Security
Date of Purchase
Price
Of Shares
Shares Purchased
% of Assets
Total
Issued
Purchased
By Fund
Broker
Brazos River Authority, Texas, TXU Electric Co. Refg Ser 2001
11/08/01
$100.00
750,000
0.24%
$384,625,000
0.19%
Lehman Brothers
Brazos River Authority, Texas, TXU Electric Co. Refg Ser 2001
11/08/01
$100.00
1,000,000
0.32%
$384,625,000
0.26%
Bear Stearns
Connecticut 2001 Ser D Refg Ser 2001 B (AMT)
11/09/01
$102.60
2,000,000
0.63%
$832,835,000
0.24%
Bear Stearns
Orlando Util Comm, FL, Wtr & Elec Ser 2001 (Aa1/AA)
10/19/01
$103.27
2,000,000
0.64%
$258,815,000
0.77%
Goldman Sachs


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